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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

AFC ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 23, 2006, AFC Enterprises, Inc. (the “Company”) issued a press release announcing its results of operations for the first quarter of 2006. The press release included the following excerpt relating to Proposal Number 2 to the Company’s 2006 Proxy Statement dated April 18, 2006:
"2006 Incentive Stock Plan
After discussions with shareholders regarding Proposal Number 2 of the Company’s 2006 Proxy Statement dated April 18, 2006 relating to the 2006 Incentive Stock Plan, on May 22, 2006, the Board of Directors of the Company clarified its current intentions regarding future equity awards under the 2006 Incentive Stock Plan and other plans pursuant to which directors, officers or employees may receive equity awards. It is the Board’s current intention, subject to necessity created by unforeseen or extraordinary circumstances, that the Company will not grant equity awards relating to more than 3% of the Company’s outstanding shares of common stock in any given fiscal year and, other than the proposed approval of the 2006 Incentive Stock Plan, the Company will not request shareholder approval for the issuance of any additional shares of common stock pursuant to the 2006 Incentive Stock Plan or any other equity compensation plan for three years from May 22, 2006.”